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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 27, 2004


                           SIRIUS SATELLITE RADIO INC.
               (Exact Name of Registrant as Specified in Charter)




          Delaware                       0-24710                 52-1700207
(State or other Jurisdiction    (Commission File Number)      (I.R.S. Employer
      of Incorporation)                                      Identification No.)


1221 Avenue of the Americas, 36th Fl., New York, NY                10020
     (Address of Principal Executive Offices)                    (Zip Code)

       Registrant's telephone number, including area code: (212) 584-5100



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Item 5. Other Events.


     Today we announced agreements with Penske Automotive Group, Inc., United Auto Group, Inc., Penske Truck Leasing Co. L.P. and Penske Corporation. Penske Automotive Group and United Auto Group own and operate approximately 144 auto dealerships in the United States. Penske Truck Leasing, the largest truck leasing and rental company in the United States, leases heavy trucks on a long-term basis to individual and fleet operators and rents trucks on a short-term basis to individuals. Penske Corporation and its affiliates are active participants in motorsports, with racing teams that participate in NASCAR, IRL and other events.

     United Auto Group and Penske Automotive Group have agreed, where available, to order SIRIUS radios with all of the vehicles they purchase from automakers, and to use best efforts to include a bundled subscription to our service in the sale or lease of these vehicles. Penske Truck Leasing has agreed, where available, to order SIRIUS radios with all new trucks it purchases. Penske Trucking Leasing has also agreed to install Sirius radios in a select number of trucks it leases to consumers. The Penske companies plan to launch an extensive joint marketing effort with us. These efforts will include mailings to Penske customers, prominent signage in Penske dealerships, use of our satellite radio service in Penske dealerships and exposure in Penske racing efforts.

     We have agreed to pay the Penske companies a commission upon the sale or lease of a vehicle that includes a one-year or more subscription to our service bundled with the price of the vehicle; share the costs of our joint marketing efforts; reimburse the Penske companies for certain costs of purchasing and, if applicable, installing SIRIUS radios; and issue the Penske companies warrants to purchase an aggregate of 38 million shares of our common stock at an exercise price of $2.392 per share. Two million of these warrants vested upon execution of the agreements and the balance of these warrants vest over time and upon achievement of certain milestones by the Penske companies.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SIRIUS SATELLITE RADIO INC.



                                        By: /s/ Patrick L. Donnelly
                                        ----------------------------------------
                                                Patrick L. Donnelly
                                                Executive Vice President,
                                                General Counsel and Secretary


Dated:  January 27, 2004


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